FARM FAMILY HOLDINGS, INC.
                                  344 Route 9W
                            Glenmont, New York 12077



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Notice is hereby given that the Annual Meeting of Stockholders of Farm Family Holdings, Inc., a Delaware corporation, will be held at the corporate headquarters of Farm Family Holdings, Inc., 344 Route 9W, Glenmont, New York on April 27, 1999 at 9:00 A.M., New York time, for the following purposes:

     1. To elect seven directors to serve for three-year terms expiring in 2002;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation's independent auditors for the year 1999;

     3. To transact any other business that may properly come before the Annual Meeting and any adjournment(s) thereof.

         The close of business on March 1, 1999 has been fixed as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

                                             By order of the Board of Directors,

                                                             Victoria M. Stanton
                                                                       Secretary

         Your vote is important. Please promptly complete, date and sign the enclosed proxy card and return it in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting.

March 17, 1999
Glenmont, New York

                           FARM FAMILY HOLDINGS, INC.
                                  344 Route 9W
                               Glenmont, NY 12077
                                 PROXY STATEMENT
                       1999 Annual Meeting of Stockholders

                           To Be Held April 27, 1999
                               General Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Farm Family Holdings, Inc. (the "Corporation") for use at the 1999 Annual Meeting of Stockholders to be held on Tuesday, April 27, 1999 at 9:00 A.M. New York time at the corporate headquarters of Farm Family Holdings, Inc. 344 Route 9W, Glenmont, New York, and at any adjournment(s) thereof (the "Annual Meeting"). Distribution of this Proxy Statement and the enclosed proxy card began on or about March 26, 1999.

     As of March 1, 1999, 5,253,813 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), were outstanding and entitled to be voted. Each share entitles the holder to one vote on each matter. The record date and hour for determining stockholders entitled to vote at the Annual Meeting has been fixed at the close of business on March 1, 1999 (the
"Record Date").

All proxies, properly executed and returned, will be voted at the Annual Meeting as directed by the stockholder. Please vote by marking the appropriate boxes on the enclosed proxy card. If the card is signed and returned without directions, the shares will be voted "FOR" the election of all directors as nominated and "FOR" the ratification of PricewaterhouseCoopers LLP as the independent auditors for the year 1999. If other matters properly come before the meeting, the shares will be voted in accordance with the best judgment of the persons named as proxies on the proxy card. Any shares not voted "FOR" a particular director as a result of a direction to withhold or a broker nonvote will not be counted in the director's favor.

     A quorum represented by one-third of the outstanding shares of the Common Stock present in person or by proxy, is necessary to conduct the meeting. Directors shall be elected by a plurality of the votes properly cast at the Annual Meeting either in person or by proxy. All matters to be acted on at the Annual Meeting, other than the election of directors, require the affirmative vote of a majority of the shares present in person or by proxy at the meeting to constitute the action of the stockholders. In accordance with Delaware Law, abstentions will, while broker nonvotes will not, be treated as present for this purpose. A broker nonvote is a proxy submitted by a broker for which instructions have not been received from the beneficial owners or persons entitled to vote and with respect to which the broker does not have discretionary authority to vote on a particular matter. A proxy may be revoked by a stockholder at any time before its use by giving written notice of revocation to the Secretary of the Corporation, P.O. Box 656 Albany, New York, 12201-0656, if sent by mail, or 344 Route 9W, Glenmont, New York 12077, if by hand, express mail or overnight courier, by submitting a subsequent proxy, or by voting in person at the Annual Meeting.

                                     ITEM I
                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three approximately equal classes, with one class elected each year to hold office for a three-year term. Currently there are eight Class I directors, eight Class II directors, and seven Class III directors, serving terms expiring in 2000, 2001 and 1999, respectively. The term of the Class III directors expires with this Annual Meeting.

The Board of Directors proposes the election of Randolph C. Blackmer, Jr.,
Fred G. Butler, Sr., Sandra A. George, Stephen J. George, Arthur D. Keown, Jr.,
W. Bruce Krenning and William M. Stamp, Jr. as Class III directors, to hold office for a term of three years, expiring on the date of the Annual Meeting of Stockholders to be held in 2002 and until their successors are duly elected and qualified. Each nominee, with the exception of Sandra A. George and W. Bruce Krenning, is currently serving as a member of the Board of Directors of the Corporation.

     If any nominee is unable to serve, or for good cause declines to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will exercise discretionary authority to vote for the person or persons the Board of Directors recommends, if any. The Board of Directors has no reason to believe that any of the named nominees is not available or would be unable to serve if elected.

     Set forth below is information about each nominee and continuing director.

Nominees For Election For Term Expiring In 2002



Randolph C. Blackmer, Jr., 57, has been a Director of the Corporation since February 1996. His term as a Director will expire in 1999. Mr. Blackmer has also served as a Director of Farm Family Casualty Insurance Company ("FFCIC"), a wholly-owned subsidiary of the Corporation, since 1984. Mr. Blackmer is President and a Director of Connecticut Farm Bureau Association, Inc. Mr. Blackmer has been a self-employed farmer since 1966 and has been the owner of Blackmer Farm and President of Ag Service, Inc since 1975.

Fred G. Butler, Sr., 70, has been a Director of the Corporation since February 1996. His term as a Director will expire in 1999. Mr. Butler has also served as a Director of FFCIC since 1981. Mr. Butler is a Director of West Virginia Farm Bureau, Inc. Mr. Butler has been a self-employed dairy farmer since 1956 and has been owner and President of Wright Motors, Inc., an automobile dealership, since 1965.

Sandra A. George, 54, has been nominated to the Board of Directors of the Corporation for election at the Annual Meeting. Ms. George has been a Director of FFCIC since March 1997. Ms. George is President and a Director of Maine Farm Bureau Association. Ms. George has been a self-employed farmer since 1967.

Stephen J. George, 59, has been a Director of the Corporation since February 1996. His term as a Director will expire in 1999. Mr. George has also served as a Director of FFCIC since 1989. Mr. George, now retired, had been a self-employed farmer in the greenhouse and nursery business since 1965.

Arthur D. Keown, Jr., 53, has been a Director of the Corporation since February 1996. His term as a Director will expire in 1999. Mr. Keown has also served as a Director of FFCIC since 1993. Mr. Keown is President and a Director of Massachusetts Farm Bureau Federation, Inc. Mr. Keown has been a self-employed farmer since 1967.

W. Bruce Krenning, 55, has been nominated to the Board of Directors of the Corporation for election at the Annual Meeting. Mr. Krenning is a Director of New York Farm Bureau, Inc. Mr. Krenning has been a self-employed farmer since 1977.

     William M. Stamp, Jr., 59, has been Director and Chairman of the Board of the Corporation since February 1996. His term as a Director will expire in 1999. Mr. Stamp has also served as Chairman of the Boad of FFCIC since July 1996, as President of FFCIC from 1987 to July 1996 and as a Director of FFCIC since 1975. Mr. Stamp is President and a Director of Rhode Island Farm Bureau Federation, Inc. Mr. Stamp has been a farmer and President of Stamp Farm Enterprises, Inc., a greenhouse and sweet corn farming operation, since 1956.

The Board Of Directors Recommends That You Vote FOR The Election Of the Above Nominees.



Continuing Directors



Robert L. Baker, 49, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2000. Mr. Baker has also served as a Director of FFCIC since 1988. Mr. Baker is President and a Director of Delaware Farm Bureau, Inc. Mr. Baker has been a farmer and Treasurer of Baker Farms, Inc. since 1972.

Wayne R. Bissonette, 60, has been a Director of the Corporation since April 1998. His term as a Director will expire in 2001. Mr. Bissonette has also served as a Director of FFCIC since April 1998. Mr. Bissonette is First Vice President and a Director of Vermont Farm Bureau, Inc. Mr. Bissonette has been a self-employed dairy farmer since 1970.

Joseph E. Calhoun, 64, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2001. Mr. Calhoun has also served as a Director of FFCIC since 1990. Mr. Calhoun has owned and operated Joseph E. Calhoun Farms since 1953.

James V. Crane, 37, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2000. Mr. Crane has also served as a Director of FFCIC since 1994. Mr. Crane is a Director of Maine Farm Bureau Association. Mr. Crane has been a farmer and manager of Crane Bros., Inc. since 1983.

Gordon H. Gowen, 72, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2001. Mr. Gowen has also served as a Director of FFCIC since 1991. Mr. Gowen previously served as a Director of FFCIC from 1978 to 1980. Mr. Gowen is President and a Director of New Hampshire Farm Bureau Federation. Mr. Gowen has been a self-employed farmer since 1957.

Jon R. Greenwood, 45, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2001. Mr. Greenwood has also served as a Director of FFCIC since 1995. Mr. Greenwood is Vice President and a Director of New York Farm Bureau, Inc. Mr. Greenwood has been a self-employed farmer since 1978.

Clark W. Hinsdale III, 43, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2000. Mr. Hinsdale has also served as a Director of FFCIC since 1993. Mr. Hinsdale is President and a Director of Vermont Farm Bureau, Inc. Mr. Hinsdale owns and operates the Charlotte Berry Farm. He has been a self-employed farmer, land planner and real estate broker since 1983.

John W. Lincoln, 60, has been a Director and Vice Chairman of the Board of the Corporation since February 1996. His term as a Director will expire in 2000. Mr. Lincoln has also served as Vice Chairman of the Board of FFCIC since July 1996, as First Vice President of FFCIC from March 1996 to July 1996 and as a Director of FFCIC since 1984. Mr. Lincoln is President and a Director of New York Farm Bureau, Inc. Mr. Lincoln has owned and operated Linholm dairy farm since 1961.

Wayne A. Mann, 65, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2000. Mr. Mann has also served as a Director of FFCIC since 1994. Mr. Mann is First Vice President and a Director of New Hampshire Farm Bureau Federation. Mr. Mann is a retired Air Force Lieutenant Colonel and pilot and has been a self-employed farmer since 1980.

Frank W. Matheson, 73, has been a Director of the Corporation since April 1998. His term as Director will expire in 2001. Mr. Matheson has also served as a Director of FFCIC since 1996. Mr. Matheson is Vice President and a Director of Massachusetts Farm Bureau Federation, Inc. Mr. Matheson has been a self-employed farmer since 1951.

John P. Moskos, 47, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2001. Mr. Moskos has also served as a Director of FFCIC since March 1997. Mr. Moskos has been Senior Vice President, Private Clients Group of Fleet Financial Group, Inc. since September 1998. Previously, Mr. Moskos had been Senior Vice President, Corporate Banking of Fleet Bank from January 1996 to September 1998 and was previously employed by Chase Manhattan Bank N.A. in various capacities from 1973 to 1995, including serving as a Regional President and Senior Lending Officer and a Division Executive.

Norma R. O'Leary, 65, has been a Director of the Corporation since February 1996. Her term as a Director will expire in 2001. Ms. O'Leary has also served as a Director of FFCIC since 1983. Ms. O'Leary, now retired, had been a self-employed farmer since 1952.

John I. Rigolizzo, Jr., 45, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2001. Mr. Rigolizzo has also served as a Director of FFCIC since 1995. Mr. Rigolizzo is President and a Director of New Jersey Farm Bureau. Mr. Rigolizzo has been the sole proprietor of Five-R-Farms since 1998. Mr. Rigolizzo was previously a farm employee of Johnny Boy Farms, Inc. from 1975 to 1998.

Howard T. Sprow, 79, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2000. Mr. Sprow has also served as a Director of FFCIC since March 1997. Mr. Sprow is an attorney and has been Senior Counsel to Whiteman Osterman & Hanna, Albany, New York since November 1992 and was Professor of Law, Albany Law School of Union University from July 1980 until 1990; he is at present Professor of Law Emeritus. Previously, Mr. Sprow was Of Counsel to the law firm of Crane & MacKrell, Albany, New York from August 1990 to November 1992, Partner at the law firm of Rogers & Wells, New York, New York from January 1977 to June 1980 and General Counsel, Vice President-Corporate and Public Affairs and Secretary of Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Merrill Lynch & Co., Inc., New York from May 1970 to December 1976.

Charles A. Wilfong, 41, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2000. Mr. Wilfong has also served as a Director of FFCIC since 1991. Mr. Wilfong is President and a Director of West Virginia Farm Bureau, Inc. Mr. Wilfong has been a farmer and a Partner of Wilfong Farms since 1976. Mr. Wilfong is a Director of Southern States Cooperative, Incorporated.

Tyler P. Young, 38, has been a Director of the Corporation since February 1996. His term as a Director will expire in 2000. Mr. Young has also served as a Director of FFCIC since 1995. Mr. Young is Vice President and a Director of Rhode Island Farm Bureau Federation, Inc. Mr. Young has been a farmer and Manager of Ferolbink Farms, Inc. since 1984 and owner of Young Family Farms, LLC since 1998.

Board of Directors and Committees

     The Board of Directors held eight meetings during 1998. Each director attended at least 75 percent of the meetings of the Board of Directors and of the committees on which they served. The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

     The Audit Committee is comprised of Mr. Baker, Mr. Blackmer, Mr. Greenwood, Mr. Mann, Mr. Sprow and Mr. Wilfong, none of whom is an officer or employee of the Corporation. The Audit Committee recommends to the Board the selection of independent certified public accountants to audit annually the books and records of the Corporation, reviews the activities and the reports of the independent certified public accountants and reports the results of such reviews to the Board. The Audit Committee also reviews the Corporation's accounting functions, operations and management and considers the adequacy of the Corporation's internal controls and internal auditing methods and procedures. The Audit Committee held five meetings in 1998.

     The Compensation Committee is comprised of Mr. Blackmer, Mr. Hinsdale, Mr. Moskos and Mr. Sprow, none of whom is an officer or employee of the Corporation. This committee makes recommendations to the Board of Directors with respect to the administration of the salaries, bonuses and other compensation to be paid to the Corporation's officers and recommends policies to the Board concerning director compensation. The Compensation Committee held nine meetings in 1998.

     The Executive Committee is comprised of Mr. Stamp, Mr. Lincoln, Mr. George, Mr. Gowen, and Ms. O'Leary. This committee, to the extent authorized by the Board of Directors, exercises all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. The Executive Committee held two meetings in 1998.

     The Nominating Committee is comprised of Mr. Stamp, Mr. Lincoln, Mr. George, Mr. Keown and Ms. O'Leary, none of whom is an employee of the Corporation. This committee recommends to the Board the names of qualified individuals to serve as corporate directors and committee members and makes recommendations to the Board concerning the size and composition of the Board and its committees. This committee will consider stockholder recommendations for director sent to the Nominating Committee, c/o Victoria M. Stanton, Secretary, Farm Family Holdings, Inc., P.O. Box 656, Albany, New York 12201-0656. The Nominating Committee held five meetings in 1998.

     Stockholders who wish to nominate candidates for election to the Board of Directors may do so by complying with the nomination requirements of the Corporation's By-Laws described below.

     In addition to any other applicable requirements, the Corporation's By-Laws provide, in general, that if a stockholder intends to make a nomination for the election of directors at an annual meeting, the Secretary of the Corporation must receive written notice of such intention not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from the prior anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. If a stockholder intends to make a nomination for the election of directors at a special meeting called for the purpose of electing directors, written notice must be received by the Secretary of the Corporation not later than the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

     A stockholder's notice to the Secretary shall set forth (a) as to each nominee for director (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person; and (iv) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     The foregoing is only a summary of the detailed provisions of the By-Laws and is qualified by reference to the text thereof. Stockholders wishing to submit a nomination should review the By-Law requirements regarding nominations by stockholders and should communicate with the Secretary of Farm Family Holdings, Inc., P.O. Box 656, Albany, New York, 12201-0656, if sent by mail, or 344 Route 9W, Glenmont, New York 12077, if by hand, express mail or overnight courier, for further information.

     The effect of the provisions of the By-Laws described in the foregoing paragraph is that any stockholder nominations for the 2000 election of directors must be received by the Secretary of the Corporation not earlier than January 28, 2000 or later than February 27, 2000, provided that the date of the annual meeting is not advanced or delayed by more than 30 days from the prior anniversary date.

Compensation Of Directors

     Many of the directors of the Corporation are also directors of FFCIC, Farm Family Life Insurance Company (the "Life Company") and the Life Company's wholly-owned subsidiary, United Farm Family Insurance Company ("United") (each a "Company" and collectively, the "Companies"). The director fees and retainers described below represent the aggregate fees and retainers paid to the director by the Companies and since April 1998, have been prorated based upon the number of Company boards on which the director serves (with the exception of the fees paid to Messrs. Moskos and Sprow). In 1998, the Chairman of the Board (the same individual for each Company) and the Vice Chairman of the Board (also the same individual for each Company) received an annual retainer of $20,000 and $10,000 respectively. All other directors received an annual retainer of $5,000. Directors also received a daily fee of $1,000 for meetings of the boards of directors of the Companies, $500 per meeting of a board committee and $500 per day for attendance at other Company functions. Directors may defer their compensation pursuant to a non-qualified deferred compensation plan. Directors are reimbursed for reasonable travel and other expenses of attending meetings of the boards of directors and board committees and other functions. Fees and expenses paid to directors are allocated among the Corporation, FFCIC, the Life Company and United pursuant to expense sharing arrangements.

     As part of the Companies' support of agribusiness, a contribution in the amount of $25,000 toward the funding of an endowed faculty chair in New Use Agriculture named for Stephen J. George, a director of the Corporation, will be paid to Cook College of Rutgers University over a four-year period. Pursuant to this arrangement, a contribution in the amount of $6,250 has been paid in each of 1996, 1997 and 1998.

                                     ITEM II
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent auditors for the year 1999. Although not required, the Board has determined that it is desirable to request ratification of this appointment by the stockholders of the Corporation. If ratification is not obtained, the Board will reconsider the appointment.

     The Corporation has been advised that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate stockholder questions.

     Coopers & Lybrand, L.L.P., now known as PricewaterhouseCoopers LLP, has served as the Corporation's independent auditors since 1996 and has served as FFCIC's independent auditors since 1993.

         The Board of Directors Recommends That You Vote FOR this Proposal.

                                    ITEM III
                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is intended that the persons named as proxies on the proxy card will have discretionary authority to vote on such matters in accordance with their best judgment.

                        STOCK OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Corporation as of March 1, 1999 by (i) each director or nominee for director, (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers, (iii) all executive officers and directors of the Corporation as a group, and (iv) each person who is known by the Corporation to be the beneficial owner of more than 5% of the Common Stock as of such date. The shareholdings reported for all directors and executive officers as a group total less than 1% of the outstanding shares of the Common Stock on March 1, 1999. Except as noted below, each person listed in the table has sole investment and voting power with respect to the shares held by such person. Except as otherwise set forth in the footnotes below, the information set forth in this table does not reflect the proposed issuance of an estimated 856,021 shares of Common Stock and 163,052 shares of 6 1/8% Preferred Stock, Series A, par value $.01 per share ("Series A Preferred Stock") of the Corporation pursuant to the Amended and Restated Option Purchase Agreement, by and among the Corporation and the stockholders of the Life Company (collectively, the "Selling Stockholders") and the transactions contemplated thereby, including the Corporation's acquisition (the "Acquisition") of all of the outstanding capital stock of the Life Company (see "Certain Relationships and Related Transactions-Life Company-Option Purchase Agreement"). Except for the estimated share information, this information has been furnished by the persons listed in the table.




                                                             Number of Shares of
                                                                    Common Stock
                                                         Name Beneficially Owned

William M. Stamp, Jr.................................................     534(1)
John W. Lincoln......................................................     167(2)
Philip P. Weber......................................................   1,237(3)
James J. Bettini.....................................................     563(4)
Stuart C. Henderson..................................................     213(5)
Victoria M. Stanton..................................................     835(6)
Timothy A. Walsh.....................................................     200(7)
Robert L. Baker......................................................     963(8)
Wayne R. Bissonette..................................................       0(9)
Randolph C. Blackmer, Jr.............................................    800(10)
Fred G. Butler, Sr...................................................    587(11)
Joseph E. Calhoun....................................................     73(12)
James V. Crane.......................................................    350(13)
Sandra A. George.....................................................      0(14)
Stephen J. George....................................................    100(15)
Gordon H. Gowen......................................................  1,017(16)
Jon R. Greenwood.....................................................  1,479(17)
Clark W. Hinsdale III................................................    210(18)
Richard A. Jerome....................................................     50(19)
Arthur D. Keown, Jr..................................................      0(20)
W. Bruce Krenning....................................................     30(21)
Daniel R. LaPointe...................................................     62(22)
Wayne A. Mann........................................................     67(23)
Frank W. Matheson....................................................    372(24)
John P. Moskos.......................................................      0
Norma R. O'Leary.....................................................  1,216(25)
John I. Rigolizzo, Jr................................................     27(26)
Howard T. Sprow......................................................      0
Charles A. Wilfong...................................................    643(27)
Tyler P. Young.......................................................    227(28)
All directors and executive officers as a group (33 persons)......... 12,543




                                                                                            Number of Shares           % of Common
Holders of Greater Than 5%                                                                  of Common Stock               Stock
of Common Stock (29)                                                                       Beneficially Owned          Outstanding
--------------------                                                                       ------------------          -----------

FMR Corp.............................................................................           525,300(30)               9.99
82 Devonshire Street
Boston, MA 02109

Gotham Partners, L.P. and Gotham Partners II, L.P....................................           350,500(31)               6.67
110 E. 42nd Street, 18th Floor
New York, NY 10017

W.R. Berkley Corporation.............................................................           325,900(32)               6.20
165 Mason Street
P.O. Box 2518
Greenwich, CT 06836-2518

Fenimore Asset Management, Inc.......................................................            276,400(33)               5.26

118 N. Grand Street, Box 310
Cobleskill, NY 12043

-----------

(1) Includes 297 shares as to which voting and investment power are shared with Stamp Farm Enterprises, Inc. or Carol Stamp. Excludes 1,090 shares owned by Rhode Island Farm Bureau Federation, Inc. (a Selling Stockholder) and excludes 30,854 shares of Common Stock and 5,877 shares of Series A Preferred Stock estimated to be received by Rhode Island Farm Bureau Federation, Inc. in the Acquisition. Mr. Stamp is President and a Director of Rhode Island Farm Bureau Federation, Inc. Mr. Stamp is also Chairman of the Board and a Director of the Life Company.

(2)  Includes 113 shares as to which voting and investment power are shared with
     S. Anne Lincoln. Excludes 2,021 shares owned by New York Farm Bureau, Inc. and excludes 339,250 shares of Common Stock and 64,619 shares of Series A Preferred Stock estimated to be received by New York Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Lincoln is President and a Director of New York Farm Bureau, Inc. and its affiliate, New York Farm Bureau Service Company, Inc. Mr. Lincoln is also Vice Chairman of the Board and a Director of the Life Company.

(3) Represents shares as to which voting and investment power are shared with Brenda Lee Weber. Mr. Weber is President and Chief Executive Officer of the Life Company.

(4) Represents shares as to which voting and investment power are shared with Marie C. Bettini. Mr. Bettini is Executive Vice President-Operations of the Life Company.

(5) Includes 113 shares as to which voting and investment power are shared with Melanie S. Henderson.

(6) Includes 685 shares as to which voting and investment power are shared with Randy M. Sweeney. Ms. Stanton is Executive Vice President, General Counsel and Secretary of the Life Company.

(7) Mr. Walsh is Executive Vice President-Finance and Treasurer of the Life Company.

(8) Represents 33 shares as to which voting and investment power are shared with Pamela M. Baker, 86 shares as to which voting and investment power are shared with Delaware Produce Growers, Inc., 744 shares as to which voting and investment power are shared with Baker Farms, Inc. and 100 shares held by the Robert L. Baker Revocable Trust. Excludes 60 shares owned by Delaware Farm Bureau, Inc. and excludes 38,542 shares of Common Stock and 7,341 shares of Series A Preferred Stock estimated to be received by Delaware Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Baker is President and a Director of Delaware Farm Bureau, Inc. and its affiliate, Delaware Farm Bureau Service Company, Inc. Mr. Baker is also a Director of the Life Company.

(9) Excludes 296 Shares owned by Vermont Farm Bureau, Inc. (a Selling Stockholder) and its affiliates and excludes 157 shares of Common Stock and 30 shares of Series A Preferred Stock estimated to be received by Vermont Farm Bureau, Inc. in the Acquisition. Mr. Bissonette is First Vice President and a Director of Vermont Farm Bureau, Inc. Mr. Bissonette is also a Director of the Life Company.

(10) Represents shares as to which voting and investment power are shared with Myrtie I. Blackmer or Ag Services, Inc. Excludes 91 shares owned by Connecticut Farm Bureau Association, Inc. and excludes 69,382 shares of Common Stock and 13,216 shares of Series A Preferred Stock estimated to be received by Connecticut Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. Blackmer is President and a Director of Connecticut Farm Bureau Association, Inc. and its affiliate, Connecticut Farm Bureau Service Company. Mr. Blackmer is also a Director of the Life Company.

(11) Represents shares as to which voting and investment power are shared with Norma Gene Butler. Excludes 7,053 shares owned by West Virginia Farm Bureau, Inc. (a Selling Stockholder) and excludes 30,854 shares of Common Stock and 5,877 shares of Series A Preferred Stock estimated to be received by West Virginia Farm Bureau, Inc. in the Acquisition. Mr. Butler is a Director of West Virginia Farm Bureau, Inc. Mr. Butler is also a Director of the Life Company.

(12) Represents shares as to which voting and investment power are shared with Bessie J. Calhoun. Excludes 60 shares owned by Delaware Farm Bureau, Inc. and excludes 38,542 shares of Common Stock and 7,341 shares of Series A Preferred Stock estimated to be received by Delaware Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Calhoun is a Director of the Life Company.

(13) Represents shares as to which voting and investment power are shared with Crane Bros., Inc. Excludes 397 shares owned by Maine Farm Bureau Association and its affiliates and excludes 15,434 shares of Common Stock and 2,940 shares of Series A Preferred Stock estimated to be received by Maine Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. Crane is a Director of Maine Farm Bureau Association and its affiliate, Maine Farm Bureau Service Company.

(14) Excludes 397 shares owned by Maine Farm Bureau Association and its affiliates and excludes 15,434 shares of Common Stock and 2,940 shares of Series A Preferred Stock estimated to be received by Maine Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Ms. George is President and a Director of Maine Farm Bureau Association and its affiliate, Maine Farm Bureau Service Company. Ms. George is also a Director of the Life Company.

(15) Represents shares as to which voting and investment power are shared with Susan George. Excludes 996 shares owned by New Jersey Farm Bureau and excludes 231,298 shares of Common Stock and 44,057 shares of Series A Preferred Stock estimated to be received by New Jersey Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. George is a Director of New Jersey Farm Bureau Service Company. Mr. George is also a Director of the Life Company.

(16) Includes 929 shares as to which voting and investment power are shared with Elizabeth R. Gowen. Excludes 207 shares owned by New Hampshire Farm Bureau Federation and excludes 28 shares of Common Stock and 5 shares of Series A Preferred Stock estimated to be received by New Hampshire Farm Bureau Federation (a Selling Stockholder) in the Acquisition. Mr. Gowen is President and a Director of New Hampshire Farm Bureau Federation. Mr. Gowen is also a Director of the Life Company.

(17) Represents shares as to which voting and investment power are shared with Linda R. Greenwood. Excludes 2,021 shares owned by New York Farm Bureau, Inc. and excludes 339,250 shares of Common Stock and 64,619 shares of Series A Preferred Stock estimated to be received by New York Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Greenwood is Vice President and a Director of New York Farm Bureau, Inc. and its affiliate, New York Farm Bureau Service Company, Inc. Mr. Greenwood is also a Director of the Life Company.

(18) Excludes 296 shares owned by Vermont Farm Bureau, Inc. and its affiliates and excludes 157 shares of Common Stock and 30 shares of Series A Preferred Stock estimated to be received by Vermont Farm Bureau, Inc. (a Selling Stockholder) in the Acquisition. Mr. Hinsdale is President and a Director of Vermont Farm Bureau, Inc. Mr. Hinsdale is also a Director of the Life Company.

(19) Represents shares as to which voting and investment power are shared with Mary Margaret Jerome. Excludes 2,021 shares owned by New York Farm Bureau, Inc. and excludes 339,250 shares of Common Stock and 64,619 shares of Series A Preferred Stock estimated to be received by New York Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Jerome is also a Director of the Life Company.

(20) Excludes 637 shares owned by Massachusetts Farm Bureau Federation, Inc. and its affiliates and excludes 100,222 shares of Common Stock and 19,090 shares of Series A Preferred Stock estimated to be received by Massachusetts Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Keown is President and a Director of Massachusetts Farm Bureau Federation, Inc., and its affiliate, Massachusetts Farm Bureau Service Company, Inc. Mr. Keown is also a Director of the Life Company.

(21) Represents shares as to which voting and investment power are shared with Diane Z. Krenning. Excludes 2,021 shares owned by New York Farm Bureau, Inc. and excludes 339,250 shares of Common Stock and 64,619 shares of Series A Preferred Stock estimated to be received by New York Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Krenning is a Director of the New York Farm Bureau, Inc.

(22) Excludes 397 shares owned by Maine Farm Bureau Association and its affiliates and excludes 15,434 shares of Common Stock and 2,940 shares of Series A Preferred Stock estimated to be received by Maine Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. LaPointe is Vice President and a Director of Maine Farm Bureau Association and its affiliate, Maine Farm Bureau Service Company.

(23) Represents shares as to which voting and investment power are shared with Ruth F. Mann. Excludes 207 shares owned by New Hampshire Farm Bureau Federation and excludes 28 shares of Common Stock and 5 shares of Series A Preferred Stock estimated to be received by New Hampshire Farm Bureau Federation (a Selling Stockholder) in the Acquisition. Mr. Mann is First Vice President and a Director of New Hampshire Farm Bureau Federation. Mr. Mann is also a Director of the Life Company.

(24) Includes 69 shares as to which voting and investment power are shared with Eunice Matheson. Excludes 637 shares owned by Massachusetts Farm Bureau Federation, Inc. and its affiliates and excludes 100,222 shares of Common Stock and 19,090 shares of Series A Preferred Stock estimated to be received by Massachusetts Farm Bureau Service Company, Inc. (a Selling Stockholder) in the Acquisition. Mr. Matheson is Vice President and a Director of Massachusetts Farm Bureau Federation, Inc. Massachusetts Farm Bureau Service Company, Inc. is an affiliate of Massachusetts Farm Bureau Federation, Inc. Mr. Matheson is also a Director of the Life Company.

(25) Includes 71 shares as to which voting and investment power are shared with Ernest J. O'Leary. Excludes 91 shares owned by Connecticut Farm Bureau Association, Inc. and excludes 69,382 shares of Common Stock and 13,216 shares of Series A Preferred Stock estimated to be received by Connecticut Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Ms. O'Leary is a Director of the Life Company.

(26) Represents shares as to which voting and investment power are shared with Marita Rigolizzo. Excludes 996 shares owned by New Jersey Farm Bureau and excludes 231,298 shares of Common Stock and 44,057 shares of Series A Preferred Stock estimated to be received by New Jersey Farm Bureau Service Company (a Selling Stockholder) in the Acquisition. Mr. Rigolizzo is President and a Director of New Jersey Farm Bureau, and Vice President and a Director of its affiliate, New Jersey Farm Bureau Service Company. Mr. Rigolizzo is also a Director of the Life Company.

(27) Represents shares as to which voting and investment power are shared with Linda Wilfong. Excludes 7,053 shares owned by West Virginia Farm Bureau, Inc. and excludes 30,854 shares of Common Stock and 5,877 shares of Series A Preferred Stock estimated to be received by West Virginia Farm Bureau, Inc. (a Selling Stockholder) in the Acquisition. Mr. Wilfong is President and a Director of West Virginia Farm Bureau, Inc. Mr. Wilfong is also a Director of the Life Company.

(28) Represents shares as to which voting and investment power are shared with Karla K. Young. Excludes 1,090 shares owned by Rhode Island Farm Bureau Federation, Inc. and excludes 30,854 shares of Common Stock and 5,877 shares of Series A Preferred Stock estimated to be received by Rhode Island Farm Bureau Federation, Inc. (a Selling Stockholder) in the Acquisition. Mr. Young is Vice President and a Director of Rhode Island Farm Bureau Federation, Inc. Mr. Young is also a Director of the Life Company.

(29) Excludes 339,250 shares of Common Stock estimated to be received by New York Farm Bureau Service Company, Inc. ("NY Service Co.") (a Selling Stockholder) in the Acquisition. NY Service Co. is a subsidiary of New York Farm Bureau, Inc. Also excludes 64,619 shares of Series A Preferred Stock estimated to be received by NY Service Co. in the Acquisition.

(30) Based on Schedule 13G/A dated February 14, 1998 filed with the Securities and Exchange Commission (the "SEC") by FMR Corp. which has the sole dispositive power over 525,300 shares and the sole voting power over 0 shares.

(31) Based on Schedule 13D dated March 7, 1997 filed with the SEC by Gotham Partners, L.P. and Gotham Partners II, L.P. Gotham Partners, L.P. has the sole dispositive power over 345,505 shares and the sole voting power over 345,505 shares. Gotham Partners II, L.P. has sole dispositive power over 4,995 shares and the sole voting power over 4,995 shares.

(32) Based on Schedule 13G/A dated February 8, 1999 filed with the SEC by W.R. Berkley Corporation which has the sole voting and dispositive power over 325,900 shares.

(33) Based on Schedule 13G/A dated February 5, 1999 filed with the SEC by Fenimore Asset Management, Inc. which has shared dispositive power and shared voting power over 276,400 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to provide to the Corporation copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to the Corporation and written representations from the Corporation's executive officers and directors, the Corporation believes that there was full compliance with all Section 16(a) filing requirements for the year ended December 31, 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Chief Executive Officer and the other most highly compensated executive officers of the Corporation. The figures below represent the aggregate compensation paid to such executive officers by the Corporation, FFCIC, the Life Company and United (collectively, the "Companies"). Pursuant to expense sharing arrangements among the Companies, 2.62% of such aggregate compensation expense in 1998 was charged to the Corporation, 64.03% was charged to FFCIC, 29.38% was charged to the Life Company and 3.97% was charged to United.

                           SUMMARY COMPENSATION TABLE

                                                                      Annual Compensation                    Awards
                                                     ----------------------------------------------------    -------
                                                                                                             Securities
               Name and                                                                      Other Annual    Underlying   All Other
               Principal Position                     Year       Salary         Bonus        Compensation    Options    Compensation
               ------------------                     ----       ------         -----        ------------    -------    ------------

Philip P. Weber...........................             1998       $325,000      $193,701(1)         $-(2)                $51,747(3)
President & Chief Executive Officer                    1997        300,000       180,000(1)          -(2)       75,000    38,815(4)
                                                       1996        285,000       114,000(5)          -(2)                  4,090(6)

Victoria M. Stanton.......................             1998        213,000        84,690(1)          -(2)                 31,965(7)
Executive Vice President, General Counsel & Secretary  1997        200,000        90,000(1)          -(2)       40,000    26,521(8)
                                                       1996        150,000        45,000(5)          -(2)                  4,090(9)

Timothy A. Walsh..........................             1998        175,000        73,011(1)          -(2)                 24,829(10)
Executive Vice President-Finance & Treasurer           1997        140,000        63,000(1)          -(2)       40,000    19,362(11)
                                                       1996         91,308        28,500(5)          -(2)                    840(12)

James J. Bettini..........................             1998        168,000        68,443(1)          -(2)                 25,111(13)
Executive Vice President-Operations                    1997        160,000        72,000(1)          -(2)       40,000    21,862(14)
                                                       1996        131,154        39,900(5)          -(2)                  4,090(15)

Stuart C. Henderson.......................             1998        132,000        36,003(1)          -(2)                 18,248(16)
Senior Vice President-Casualty Claims of FFCIC         1997        125,000        37,500(1)          -(2)        5,000    17,427(17)
                                                       1996        115,154             0        12,976(18)                 3,703(19)


-----------

(1) Represents bonuses earned in the year reported by the named executive officer pursuant to the Corporation's Annual Incentive Plan and the Life Company's Annual Incentive Plan. Under the Annual Incentive Plans, bonus payments are made during the year subsequent to the year in which the bonus is earned.

(2) Does not include certain compensation in the form of perquisites and other personal benefits provided to the named executive officer for services to the Companies during the year reported, the aggregate value of which did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(3) Represents a contribution of $15,200 earned under the Farm Family Profit Sharing Plan and the Farm Family Money Purchase Plan (collectively, the "Profit Sharing and Money Purchase Plan"), a credit of $34,239 earned under the Farm Family Supplemental Money Purchase and Profit Sharing Plan (the "Supplemental Plan") and a group term life insurance premium of $2,308 paid by the Companies for the benefit of Mr. Weber, which resulted in $2,531 of taxable income. Contributions under the Profit Sharing and Money Purchase Plan and credits under the Supplemental Plan are made during the year subsequent to the year in which they are earned.

(4) Represents a contribution of $19,150 earned under the Profit Sharing and Money Purchase Plan, a credit of $18,581 earned under the Supplemental Plan and a group term life insurance premium of $1,084 paid by the Companies for the benefit of Mr. Weber, of which $696 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan and credits under the Supplemental Plan are made during the year subsequent to the year in which they are earned.

(5) Represents bonus paid by the Corporation to the named executive officer for the officer's role in the initial public offering of the Corporation's Common Stock.

(6) Represents a contribution of $2,940 earned under the Farm Family Employee "Savings Plus" Plan (the "Savings Plus Plan"), and a group term life insurance premium of $1,150 paid by the Companies for the benefit of Mr. Weber, of which $696 was taxable income. Contributions under the Savings Plus Plan are made during the year subsequent to the year in which they are earned.

(7) Represents a contribution of $15,200 earned under the Profit Sharing and Money Purchase Plan, a credit of $14,639 earned under the Supplemental Plan, a credit of $908 representing the difference between market interest rates determined pursuant to SEC rules and the "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal credited by the Corporation on salary deferred pursuant to the Officers' Deferred Compensation Plan and a group term life insurance premium of $1,218 paid by the Companies for the benefit of Ms. Stanton, of which $552 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan and credits under the Supplemental Plan are made during the year subsequent to the year in which they are earned.

(8) Represents a contribution of $19,150 earned under the Profit Sharing and Money Purchase Plan, a credit of $6,183 earned under the Supplemental Plan, a credit of $104 representing the difference between market interest rates determined pursuant to SEC rules and the "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal credited by the Corporation on salary deferred pursuant to the Officers' Deferred Compensation Plan and a group term life insurance premium of $1,084 paid by the Companies for the benefit of Ms. Stanton, of which $264 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan and credits under the Supplemental Plan are made during the year subsequent to the year in which they are earned.

(9) Represents a contribution of $2,940 earned under the Savings Plus Plan, and a group term life insurance premium of $1,150 paid by the Companies for the benefit of Ms. Stanton, of which $264 was taxable income. Contributions under the Savings Plus Plan are made during the year subsequent to the year in which they are earned.

(10) Represents a contribution of $15,200 earned under the Profit Sharing and Money Purchase Plan, a credit of $8,478 earned under the Supplemental Plan and a group term life insurance premium of $1,151 paid by the Corporation for the benefit of Mr. Walsh, of which $485 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan and credits under the Supplemental Plan are made during the year subsequent to the year in which they are earned.

(11) Represents a contribution of $18,278 earned under the Profit Sharing and Money Purchase Plan and a group term life insurance premium of $1,084 paid by the Corporation for the benefit of Mr. Walsh, of which $264 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan are made during the year subsequent to the year in which they are earned.

(12) Represents a group term life insurance premium of $840 paid by the Corporation for the benefit of Mr. Walsh, of which $185 was taxable income.

(13) Represents a contribution of $15,200 earned under the Profit Sharing and Money Purchase Plan, a credit of $8,768 earned under the Supplemental Plan and a group term life insurance premium of $1,143 paid by the Companies for the benefit of Mr. Bettini, of which $621 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan and credits under the Supplemental Plan are made during the year subsequent to the year in which they are earned.

(14) Represents a contribution of $19,150 earned under the Profit Sharing and Money Purchase Plan, a credit of $1,628 earned under the Supplemental Plan and a group term life insurance premium of $1,084 paid by the Companies for the benefit of Mr. Bettini, of which $408 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan and credits under the Supplemental Plan are made during the year subsequent to the year in which they are earned.

(15) Represents a contribution of $2,940 earned under the Savings Plus Plan, and a group term life insurance premium of $1,150 paid by the Companies for the benefit of Mr. Bettini, of which $406 was taxable income. Contributions under the Savings Plus Plan are made during the year subsequent to the year in which they are earned.

(16) Represents a contribution of $15,200 earned under the Profit Sharing and Money Purchase Plan, a credit of $1,949 earned under the Supplemental Plan, a credit of $142 representing the difference between market interest rates determined pursuant to SEC rules and the "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal credited by the Corporation on salary deferred pursuant to the Officers' Deferred Compensation Plan and a group term life insurance premium of $957 paid by the Companies for the benefit of Mr. Henderson, of which $435 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan and credits under the Supplemental Plan are made during the year subsequent to the year in which they are earned.

(17) Represents a contribution of $16,343 earned under the Profit Sharing and Money Purchase Plan and a group term life insurance premium of $1,084 paid by the Companies for the benefit of Mr. Henderson, of which $408 was taxable income. Contributions under the Profit Sharing and Money Purchase Plan are made during the year subsequent to the year in which they are earned.

(18) Includes a car allowance of $8,916 paid by the Companies.

(19) Represents a contribution of $2,553 earned under the Savings Plus Plan, and a group term life insurance premium of $1,150 paid by the Companies for the benefit of Mr. Henderson, of which $368 was taxable income. Contributions under the Savings Plus Plan are made during the year subsequent to the year in which they are earned.

Options

         The following table sets forth the value of options held by the named executive officers on December 31, 1998.

                                           AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1998
                                               AND 1998 FISCAL YEAR-END OPTION VALUES




                                 Shares         Value
                                Acquired       Realized       Number of Unexcercised Options          Value of Unexercised In-the
                                  Upon           Upon                 at 12/31/98                       Money Options at 12/31/98
                                Exercise       Exercise       Exercisable        Unexercisable       Exercisable      Unexercisable
Name                               (#)           ($)              (#)                 (#)                ($)             ($)
----                               ---           ---              ---                 ---                ---             ---

Philip P. Weber..............             0              0                 0                75,000        0              858,000
Victoria M. Stanton..........             0              0                 0                40,000        0              457,600
Timothy A. Walsh.............             0              0                 0                40,000        0              457,600
James J. Bettini.............             0              0                 0                40,000        0              457,600
Stuart C. Henderson..........             0              0                 0                 5,000        0               57,200


-----------

(1) No options may be exercised before July 26, 1999. All options immediately vest and become exercisable or satisfiable, as applicable, in the event of a Change of Control of the Corporation (as defined in the Corporation's Omnibus Securities Plan).

(2) Stock options are classified as in-the-money if the fair market value of the underlying common stock exceeds the exercise price of the option. The value of such in-the-money options shown above is the difference between the exercise price and the fair market value of the underlying Common Stock as of December 31, 1998. The fair market value of the Common Stock on December 31, 1998, based on the December 31, 1998 closing price on the New York Stock Exchange, was $34.00 per share. The values of unexercised in-the-money stock options at December 31, 1998 are included pursuant to SEC rules; there is no assurance that such values will in fact be realized.

Severance Plan

     Each of the officers of the Corporation is eligible for severance benefits under the Corporation's, FFCIC's and the Life Company's joint Officer Severance Pay Plan, as amended (the "Severance Plan") when such officer's employment is terminated under defined qualifying conditions, which include, but are not limited to, a Change in Control (as defined in the Severance Plan) of the Companies and Good Reason (as defined in the Severance Plan). Under the Severance Plan, the Companies will pay to a qualifying officer severance benefits generally equal to the greater of (i) one week's Salary (as defined in the Severance Plan) for each year of service with the Companies or (ii) 36 months Salary in the case of the Chief Executive Officer, 24 months Salary in the case of an Executive Vice President, 12 months Salary in the case of a Senior Vice President and 6 months Salary in the case of any other officer. Under the Severance Plan, Salary is defined to include the sum of (i) the highest rate of wages, salaries and fees for professional services and other amounts received by the officer for personal services actually rendered in the course of employment with the Companies within the last two years, on an annualized basis and (ii) the highest Target Award Opportunity established for the officer under each of the Corporation's and the Life Company's Annual Incentive Plan within the last two years. In addition, the Severance Plan provides for (i) payment of unpaid base salary, accrued vacation pay, unreimbursed business expenses and other items owed through date of termination;
(ii) continuation of medical, dental, group term life and disability insurance coverages for a specified maximum period, except to the extent that substantially similar benefits are provided by a subsequent employer; and (iii) payment for outplacement services for a two-year period (subject to a maximum). The Severance Plan also provides for a gross-up payment in the event that any payment, award, benefit or distribution, or any acceleration thereof, by the Companies (or any of their affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a qualifying officer pursuant to the terms of the Severance Plan or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Pension Benefits

     The Corporation and FFCIC are participating employers under the Farm Family Employee Retirement Plan (the "Retirement Plan"). Substantially all salaried employees of the Corporation who were participants in the Plan on December 31, 1996, including executive officers, are eligible to receive pension benefits under the Retirement Plan. Effective January 1, 1997, the Corporation and the Life Company froze benefits available through the Retirement Plan. The Retirement Plan is a tax-qualified defined benefit retirement plan which is subject to the Employee Retirement Income Security Act of 1974, as amended. Federal law limits the amount of pension benefits that can be accrued and compensation that can be recognized under a tax-qualified retirement plan such as the Retirement Plan. FFCIC has adopted a non-qualified unfunded retirement plan, the Farm Family Supplemental Employee Retirement Plan (the "SERP"), for the payment of those benefits at retirement that cannot be accrued under the Retirement Plan on account of the Federal law limits on the amount of pension benefits that can be accrued and compensation that can be recognized under the Retirement Plan. The practical effect of the SERP is to provide for the calculation of retirement benefits on a uniform basis for all employees. Benefit payments under the Retirement Plan and the SERP are allocated among the Corporation, FFCIC, the Life Company and United pursuant to expense sharing arrangements. New benefit accruals under the Retirement Plan were discontinued as of December 31, 1996.

     The table below illustrates the approximate annual retirement benefits which would be payable at age 65 under the Retirement Plan and, if applicable, under the SERP.

                                               Years of Service
                           -------------------------------------------------------------
          Average Annual
           Compensation        15           20           25           30            35
          --------------    -------      -------       -------      -------      -------
              $100,000      $30,000      $40,000       $50,000      $60,000      $60,000
               150,000       45,000       60,000        75,000       90,000       90,000
               200,000       60,000       80,000       100,000      120,000      120,000
               250,000       75,000      100,000       125,000      150,000      150,000
               300,000       90,000      120,000       150,000      180,000      180,000
               350,000      105,000      140,000       175,000      210,000      210,000
               400,000      120,000      160,000       200,000      240,000      240,000


     For purposes of calculating retirement benefits, a participant's average annual compensation ("Average Annual Compensation") shall be equal to a participant's compensation during the five calendar years (out of the last ten calendar years of employment) for which the participant's compensation was highest, divided by five. Compensation, as used to calculate retirement benefits, means the aggregate of the amounts listed in the Summary Compensation Table under the captions "Salary," "Bonus" and "Other Annual Compensation" and the portion of the amount listed under the caption "All Other Compensation" which corresponds to the part of the group term life insurance premium, if any, paid by the Corporation which is taxable as income to the participant in the Retirement Plan.

     The credited years of service as of December 31, 1998 for Mr. Weber, Mr. Bettini, Ms. Stanton, Mr. Walsh and Mr. Henderson were 17, 18, 6, 2, 11, respectively.

     The annual pension benefit under the Retirement Plan and, when applicable, the SERP, equals 2.0% of Average Annual Compensation multiplied by years of service (not to exceed 30 years). Benefits under the Retirement Plan and the SERP are not subject to Social Security or other offset amounts.

Change In Control Arrangements

     In addition to the Severance Plan discussed above, certain other of the Corporation's compensation plans applicable to the named executive officers appearing in the Summary Compensation Table include provisions regarding payments pursuant to such plans in the event of the change of control of the Corporation. Plans containing such provisions are described below. These provisions are generally applicable to all participants in such plans.

Annual Incentive Plan

     In 1996, the Board of Directors of the Corporation adopted the Farm Family Holdings, Inc. Annual Incentive Plan which was amended and restated as of October 27, 1998 (as amended and restated, the "Annual Incentive Plan") to provide incentives and financial rewards to officers and other key employees of the Corporation selected for participation by the Board of Directors. The Annual Incentive Plan authorizes the payment of cash awards calculated as a percentage of base salary with the applicable percentage determined based on the performance of the participant assessed according to the achievement of predefined goals derived from the Corporation's and its affiliates' strategic plans and budgets. Except in the event of a Change of Control (as defined in the Annual Incentive Plan), achievement of a target performance level is a prerequisite to the receipt of an award pursuant to the Annual Incentive Plan. In the event of a Change of Control, each participant will receive payment of an amount equal to the greater of the participant's actual Earned Award or Target Award Opportunity (both as defined in the Annual Incentive Plan) for the plan year in which the Change of Control occurs, regardless of whether the participant achieved the target performance level.

Officers' Deferred Compensation Plan

     In 1996, the Board of Directors of the Corporation adopted a non-qualified, unfunded Officers' Deferred Compensation Plan which was amended by Amendment No. 1 dated as of October 27, 1998 (as amended, the "Deferred Compensation Plan") pursuant to which officers of the Corporation and its affiliates selected by the Board of Directors as eligible to participate in the Deferred Compensation Plan may elect to defer compensation payable by the Corporation or its affiliates. Participants may elect to receive their Accrued Benefit (as defined in the Deferred Compensation Plan) in a single lump sum or in five (5), ten (10) or fifteen (15) equal annual installments commencing upon the date of termination of service with the Corporation. In the event of a Change of Control (as defined in the Deferred Compensation Plan), each participant shall receive that participant's entire Accrued Benefit, in a single sum, as soon as administratively practicable following the date of the Change of Control.

Omnibus Securities Plan

     In 1996, the Board of Directors of the Corporation adopted the Farm Family Holdings, Inc. Omnibus Securities Plan, which was amended by Amendment No. 1 dated as of February 13, 1997 and Amendment No. 2 dated as of October 27, 1998 (as amended, the "Omnibus Securities Plan"). The Corporation's stockholders approved the Omnibus Securities Plan (in effect prior to Amendment No. 2) at their Annual Meeting held on April 22, 1997. The purpose of the Omnibus Securities Plan is to enable the Corporation and its Affiliates to attract, retain and motivate employees designated as key management employees by providing for or increasing the proprietary interest of such employees in the Corporation and by aligning the interests of such employees with those of the Corporation's stockholders. The Omnibus Securities Plan authorizes the granting of Incentive Stock Options, Non- Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards or any combination of the foregoing (collectively, the "Awards"). In the event of a Change of Control, all outstanding Awards will immediately vest and become exercisable or satisfiable, as applicable. The Committee may, in its discretion, determine that upon the occurrence of a Change of Control, each Award outstanding shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Common Stock subject to such Award, cash in an amount equal to the excess of (i) the higher of (x) the Fair Market Value of such share of Common Stock immediately prior to the occurrence of such Change of Control or (y) the value of the consideration to be received in connection with such Change of Control for one share of Common Stock, over (ii) the exercise price per share, if applicable, of one share of Common Stock. Unless otherwise indicated, capitalized terms shall have the meaning set forth in the Omnibus Securities Plan.

Compensation Committee Interlocks and Insider Participation

     In 1998, the Corporation's Compensation Committee was comprised of Randolph
C. Blackmer, Jr., Clark W. Hinsdale III, John P. Moskos and Howard T. Sprow. Mr. Blackmer is President and a Director of Connecticut Farm Bureau Association, Inc. For the year ended December 31, 1998 FFCIC paid approximately $33,200 to the Connecticut Farm Bureau Association, Inc. under the Membership List Purchase Agreement. Mr. Hinsdale is President and a Director of Vermont Farm Bureau, Inc. For the year ended December 31, 1998, FFCIC paid approximately $31,000 to the Vermont Farm Bureau, Inc. under the Membership List Purchase Agreement. See "Certain Relationships and Related Transactions-Farm Bureaus-Membership List Purchase Agreement."

Report of the Compensation Committee of Farm Family Holdings, Inc.



Overview

     The Compensation Committee is responsible for establishing compensation objectives for the Corporation, recommending policies and plans to the Board of Directors of the Corporation concerning salaries, bonuses and other forms of compensation of the Corporation's executive officers, reviewing policies regarding management perquisites and granting stock options, restricted stock and other awards under long-term incentive plans. In addition, the Compensation Committee recommends policies and plans to the Board of Directors of the Corporation concerning director compensation. In carrying out its duties, the Compensation Committee has direct access to independent compensation consultants and outside survey data.

     The objectives of the Corporation's executive compensation program are to attract and retain the highest caliber of executive talent and to align executive reward programs with the interests of shareholders in growing the Corporation, maximizing economic value and enhancing products and services.

     In order to further these objectives, target base salary and annual incentive opportunities are established such that a substantial portion of the executive officers' total compensation is placed at-risk in the form of performance- related incentives. Base salaries are set to be at or near the median of the labor market for similar positions at similar companies in like markets.

     This report reflects the compensation philosophy of the Corporation as endorsed by the Compensation Committee and approved by the Board of Directors of the Corporation. All cash compensation is paid by FFCIC and allocated among the Corporation, FFCIC, the Life Company and United (collectively the "Companies") pursuant to expense sharing arrangements among the Companies. All members of the Corporation's Compensation Committee are also members of FFCIC's Compensation Committee.

Components of Executive Compensation

     The components of the 1998 compensation for executive officers of the Corporation, including the Chief Executive Officer, consist of base salary and annual incentive compensation.

     Base Salary. Base salary for each executive officer is set based on a subjective evaluation of the recommendations of the Chief Executive Officer, salary levels in effect for comparable positions in the marketplace, personal performance and potential future contributions to the Companies. The 1998 base salaries for the executive officers were recommended by the Compensation Committee and approved by the Corporation's Board of Directors.

     Annual Incentive Compensation. In 1996, the Compensation Committee recommended, and the Board approved, the Corporation's Annual Incentive Plan to provide incentives and financial rewards to officers and other key employees of the Corporation and its subsidiaries who are responsible for, or contribute to, the management, growth or profitability of the business of the Corporation, or its subsidiaries. The Annual Incentive Plan became effective January 1, 1997 and is designed to tie annual incentive compensation to performance goals.

     Annual bonuses paid to executive officers under the Annual Incentive Plan are a significant element of the Corporation's executive compensation program. Objective performance measures and target performance levels are established annually by the Compensation Committee for each executive officer. Performance measures for each executive officer are based on the executive officer's responsibilities. Relative weights are assigned to each of the performance measures to determine the portion of the annual bonuses to be represented by each variable. In addition, "threshold," "target" and "outstanding" performance levels are set for each of the performance measures, and bonus payments, as a percentage of base salary, are established for each performance level.

     Under the Annual Incentive Plan, 1998 target bonuses for the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents were established at 50%, 35% and 25% of base salary, respectively. Actual bonuses paid pursuant to the Annual Incentive Plan may range from 0% to 150% of the target bonus. The 1998 target bonus percentages were recommended by the Compensation Committee and approved by the Corporation's Board of Directors.

     The performance measures for 1998 were tied to quantifiable financial objectives, such as the achievement of operating income and premium growth targets, thereby establishing a direct link between executive pay and corporate profitability. In addition to objective performance measures, the Chief Executive Officer's evaluation of each executive officer's overall performance accounted for up to 20% of the officer's overall performance measure to determine the final incentive amount for each executive officer, other than the Chief Executive Officer. The Compensation Committee's evaluation of the Chief Executive Officer's overall performance, as approved by the Corporation's Board of Directors, accounted for 20% of the Chief Executive Officer's overall performance measure. The Compensation Committee approved the 1998 performance measures and performance levels in December 1997 and certified attainment of the performance levels following the end of 1998. Under the Annual Incentive Plan, payment is made during the year subsequent to the year in which the bonus is earned, after attainment of the performance levels is certified by the Compensation Committee. Awards paid in 1999 for the 1998 bonus year were based on company profitability at between the "threshold" and "target" levels and premium growth at between the "target" and "outstanding" levels.

CEO Compensation

     For 1998, Mr. Weber's base salary was established at $325,000. Mr. Weber's 1998 base salary was set based on a subjective evaluation of salary levels in effect for comparable positions in the marketplace, personal performance and potential future contributions to the Companies. Pursuant to the Annual Incentive Plan, the Compensation Committee recommended, and the Board approved a 1998 bonus of $84,013 for Mr. Weber. Mr. Weber also earned a 1998 bonus of $109,688 under the Life Company's Annual Incentive Plan. Eighty percent of Mr. Weber's 1998 bonus was based on achievement of between the "threshold" and "target" performance levels of company profitability as measured by operating income targets. The remaining 20% of Mr. Weber's 1998 bonus was based on the Compensation Committee's evaluation of Mr. Weber's performance, as approved by the Corporation's Board of Directors.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation has not paid any compensation to any executive officers that was not deductible by reason of the prohibition in Section 162(m). The Compensation Committee believes that tax deductibility is a important factor, but not the sole factor to be considered in setting executive compensation policy. Accordingly, the Compensation Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

Compensation Committee of Farm Family Holdings, Inc.

Randolph C. Blackmer, Jr.
Clark W. Hinsdale III
John P. Moskos
Howard T. Sprow

                         Common Stock Performance Graph

     The graph below compares the cumulative total stockholder return on the Common Stock for the twenty-nine month period July 23, 1996 through December 31, 1998 with the cumulative total return on the S&P 500 Index and the S&P Insurance (Property-Casualty) Index over the same period.

                 COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN*
               AMONG FARM FAMILY HOLDINGS, INC., THE S&P 500 INDEX
                 AND THE S&P INSURANCE (PROPERTY-CASUALTY) INDEX


                                                                                              S&P 500
                                                                                              Insurance
                                                                  S&P 500               (Property-Casualty)
Measurement Period                      Corporation                 Index                       Index


        6/30/96                                --                     100                        100
        7/23/96                                100                     --                         --
       12/31/96                                122                    112                        116
       12/31/97                                204                    149                        169
       12/31/98                                213                    192                        158



                                                               Value on                      Value on              Value on
                                                          December 31, 1996             December 31, 1997     December 31, 1998
                                                          -----------------             -----------------     -----------------

Farm Family Holdings, Inc. ..........................               $122                          $204             $213
S&P 500 Index .......................................               $112                          $149             $192
S&P 500 Insurance
(Property-Casualty) Index............................               $116                          $169             $158


* $100 INVESTED ON 7/23/96 IN STOCK OR ON 6/30/96
IN INDEX-INCLUDING REIVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Life Company

     The Life Company is an affiliate of the Corporation owned by Connecticut Farm Bureau Service Company, Delaware Farm Bureau Service Company, Inc., Maine Farm Bureau Service Company, Massachusetts Farm Bureau Service Company, Inc., New Hampshire Farm Bureau Federation, New Jersey Farm Bureau Service Company, New York Farm Bureau Service Company, Inc., Rhode Island Farm Bureau Federation, Inc., Vermont Farm Bureau, Inc. and West Virginia Farm Bureau, Inc. (collectively, the "Selling Stockholders"). Substantially all of the directors and executive officers of the Corporation are also directors and executive officers of the Life Company.

Option Purchase Agreement

     The Corporation entered into an Option Purchase Agreement dated as of February 14, 1996 which was amended and restated as the Amended and Restated Option Purchase Agreement, dated February 26, 1998, as amended by Amendment No. 1, dated April 28, 1998 and Amendment No. 2, dated as of January 14, 1999 ("Amendment No. 2") with the Selling Stockholders (as amended, the "Option Purchase Agreement") pursuant to which the Corporation had, for a two-year period commencing on July 26, 1996, the option to acquire all of the outstanding capital stock of the Life Company subject to certain conditions. On February 26, 1998, the Board of Directors of the Corporation approved the exercise of the option to acquire the Life Company. The Option Purchase Agreement (in effect prior to Amendment No. 2) and the consummation of the transactions contemplated therein were originally approved by the Corporation's shareholders on December 2, 1998. The closing of the Acquisition was scheduled to occur on December 7, 1998, but was delayed when it was determined that in order for certain Selling Stockholders to provide unqualified opinions of counsel required by the Option Purchase Agreement as a condition to closing, such Selling Stockholders or their respective parent entities would need to obtain approval of the Acquisition from their members. As a result of this delay, the Option Purchase Agreement was amended by Amendment No. 2 to, among other things, fix the price used to determine the number of shares of Common Stock and Series A Preferred Stock to be issued in the Acquisition as if the closing had occurred on December 7, 1998, subject to a collar mechanism described below. The exercise price to be paid by the Corporation for the Life Company Shares will be $37.5 million (less certain expenses, currently estimated to be approximately $1.1 million, to be paid by the Life Company in the transaction on behalf of the Selling Stockholders). Upon the closing of the Acquisition (the "Closing"), the Corporation will pay the exercise price to the Selling Stockholders in (i) a number of shares of Common Stock equal to $31.5 million (less certain expenses currently estimated to be approximately $0.92 million) divided by the Optionee Common Stock Price (as defined below) and (ii) a number of shares of Series A Preferred Stock equal to $6 million (less certain expenses currently estimated to be approximately $0.18 million) divided by the Optionee Common Stock Price. The "Optionee Common Stock Price" will be equal to $35.72 (which was the price that would have been used if the Closing had occurred on December 7, 1998), unless the closing price per share of Common Stock as reported on the New York Stock Exchange, Inc. on the last trading day prior to the date of the Closing of the Acquisition (the "Closing Price") is greater than $42.86 or equal to or less than $25.00. If the Closing Price is greater than $42.86 or equal to or less than $25.00, the Optionee Common Stock Price will equal $35.72 divided by a factor. The factor will be equal to 1.2 (if the Closing Price is greater than $42.86) or 0.7 (if the Closing Price is equal to or less than $25.00) multiplied by $35.72 divided by the Closing Price. If the Closing Price is $25.00 or less, the Corporation will also have the option to terminate the Option Purchase Agreement. In addition, Amendment No. 2 extended the date on which the Corporation or the Selling Stockholders may terminate the Option Purchase Agreement, if the Closing has not occurred, to April 30, 1999.

     The Option Purchase Agreement is subject to the approval of the members of certain Selling Stockholders or their respective parent entities and the shareholders of the Corporation. On February 23, 1999, the Corporation filed with the Securities and Exchange Commission pursuant to the Exchange Act a Proxy Statement dated February 17, 1999 for a Special Meeting of Shareholders to be held March 25, 1999 to consider and vote upon the Option Purchase Agreement and the consummation of the transactions contemplated therein. Under the terms of Amendment No. 2, the shareholders of the Life Company have agreed to reimburse the Corporation for half of the expenses of resolicitation, up to $200,000. The acquisition of the Life Company is also subject to certain closing conditions, including the receipt of all required government approvals. The Acquisition is expected to close in April 1999.

Expense Sharing Agreement

     The Corporation, FFCIC, and the Life Company are parties to an Amended and Restated Expense Sharing Agreement, effective February 14, 1996 (the "Expense Sharing Agreement") pursuant to which shared expenses for goods, services and facilities are allocated among the parties in accordance with applicable provisions of the New York Insurance Law and regulations promulgated thereunder. For the year ended December 31, 1998, shared operating expenses totaled $29 million of which 68% or $20 million were allocated to the Corporation and FFCIC.

Lease Agreement

     FFCIC and the Life Company were parties to a Lease Agreement, dated July 1, 1988, as amended by Amendment to Lease Agreement, effective January 1, 1994 (as so amended, the "Lease Agreement"), pursuant to which FFCIC leased home office space in Glenmont, New York from the Life Company. Annual rent under the Lease Agreement for the year ended December 31, 1998 was approximately $781,000. This Lease Agreement expired December 31, 1998 and the parties entered into a new lease agreement effective January 1, 1999.

United

     Substantially all of the directors and executive officers of United are also directors and executive officers of the Corporation.

Per Risk Reinsurance Contract

     FFCIC and United were parties to an Underlying Multi-Line Per Risk Reinsurance Contract, effective January 1, 1995, as amended by Addendum No. 1, effective January 1, 1996, Addendum No. 2, effective January 1, 1996, Addendum No. 3, effective July 26, 1996, and Addendum No. 4, effective January 1, 1997 (as so amended, the "Per Risk Reinsurance Contract"). For the year ended December 31, 1997, net earned premiums ceded by FFCIC to United under the Per Risk Reinsurance Contract were $8.7 million. The Per Risk Reinsurance Contract was terminated effective December 31, 1997.

Umbrella Reinsurance Contract

     United had assumed 5% of FFCIC's net liability retained under an Umbrella Quota Share Reinsurance Contract, effective January 1, 1995, as amended by Addendum No. 1, effective January 1, 1995, Addendum No. 2, effective July 26, 1996 and Addendum No. 3, effective retroactively to January 1, 1995 as to
Article IV and effective January 1, 1997 as to all other changes (as so amended, the "Umbrella Reinsurance Contract"). For the year ended December 31, 1997, net written premiums ceded by FFCIC to United under the Umbrella Reinsurance Contract were $0.2 million. The Umbrella Reinsurance Contract was terminated December 31, 1997.

Catastrophe Reinsurance Contract

     United had assumed 16.67% of the 1st layer and 2% of the 3rd and 4th layers of FFCIC's per occurrence losses under an Excess Catastrophe Reinsurance Contract, effective January 1, 1997 (the "Catastrophe Reinsurance Contract"). For the year ended December 31, 1997, net earned premiums ceded by FFCIC to United under the Catastrophe Reinsurance Contract were $0.1 million. The Catastrophe Reinsurance Contract expired on December 31, 1997.

     Although FFCIC terminated all reinsurance agreements with United effective December 31, 1997, United retains liability for covered losses arising from occurrences prior to the termination date. Effective January 1, 1998, all reinsurance agreements for FFCIC will be provided solely by nonaffiliated reinsurers.

Service Agreement

     FFCIC and United are parties to a Service Agreement, dated July 25, 1988 (the "Service Agreement"), pursuant to which FFCIC provides United with certain services, property, equipment and facilities necessary for its operations. For the year ended December 31, 1998, United incurred approximately $1 million in direct and allocated expenses and overhead under the Service Agreement.

Farm Bureaus

     Many of the directors of the Corporation are also directors or executive officers of state Farm Bureau(R) organizations in the ten states in which FFCIC operates (collectively, the "Farm Bureaus").

Membership List Purchase Agreement

     FFCIC has entered into a Membership List Purchase Agreement, commencing on January 1, 1996, with the Farm Bureau in each of the ten states in which it operates. Pursuant to each Membership List Purchase Agreement, Farm Bureau membership lists are provided to FFCIC on an exclusive basis for the purpose of marketing its insurance products. For the year ended December 31, 1998, FFCIC paid approximately $660,000 to the Farm Bureaus, in the aggregate, under the Membership List Purchase Agreements.

                            PROPOSALS OF STOCKHOLDERS

     Proposals submitted by stockholders of the Corporation must be received at the principal executive offices of the Corporation, 344 Route 9W, Glenmont, New York 12077 (mail to: Farm Family Holdings, Inc., P.O. Box 656, Albany, New York 12201-0656), Attention: Corporate Secretary, on or before November 18, 1999 in order to be considered for inclusion in the proxy materials relating to the 2000 Annual Meeting of Stockholders.

     In addition to any other applicable requirements, if a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for consideration for inclusion in the proxy materials relating to the annual meeting, the stockholder must follow the advance notice procedures outlined in the Corporation's By-Laws. The Corporation's By-Laws provide, in general, that a proposal for action to be presented by a stockholder at an annual meeting shall be out of order unless the proposal is specified in the notice of meeting given by or at the direction of the Board of Directors or unless the proposal shall have been submitted in writing (in the form specified in the By-Laws) to the Secretary of the Corporation and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting has been advanced or delayed by more than 30 days from the prior anniversary date, notice must be received not later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed or such public disclosure of the date of such annual meeting was made, whichever first occurs.

     Rule 14a-4 of the Securities and Exchange Commission's proxy rules allows the Corporation to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders, if the Corporation does not have notice of the matter at least 45 days before the anniversary of the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of stockholders or the date specified by an advance notice provision in the Corporation's By-Laws. The Corporation's By-Laws contain such an advance notice provision as described above. For the Corporation's 2000 Annual Meeting of Stockholders expected to be held April 25, 2000, stockholders must submit such written notice to the Secretary of the Corporation not earlier than January 28, 2000 or later than February 27, 2000.

     The foregoing is only a summary of the detailed provisions of the By-Laws and is qualified by reference to the text thereof. Stockholders wishing to submit a proposal should review the By-Law requirements regarding proposals by stockholders and should communicate with the Secretary of Farm Family Holdings, Inc., P.O. Box 656, Albany, New York, 12201-0656, if sent by mail, or 344 Route 9W, Glenmont, New York 12077, if by hand, express mail or overnight courier, for further information.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of soliciting proxies from its stockholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. In addition to the use of the mails, proxies may be solicited personally or by telephone by the directors, officers, agents and employees of the Corporation or its subsidiaries. The Corporation has engaged Georgeson & Company Inc. to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

                                    FORM 10-K

     The Corporation will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to Farm Family Holdings, Inc., P.O. Box 656, Albany, New York 12201-0656, Attention: Executive Vice President-Finance. Exhibits will be provided upon written request and payment of an appropriate processing fee.

                                                             Victoria M. Stanton
                                                                       Secretary

March 17, 1999
Glenmont, New York

March 26, 1999





Dear Stockholder:

You are invited to attend the 1999 Annual Meeting of Stockholders of Farm Family Holdings, Inc. The meeting will be held on April 27, 1999, at 9:00 A.M. New York time at the corporate headquarters of Farm Family Holdings, Inc., 344 Route 9W, Glenmont, New York.

The items to be considered at this meeting are detailed in the enclosed proxy statement. Also enclosed is a copy of Farm Family Holdings, Inc.'s 1998 Annual Report, including consolidated financial statements.

WHETHER  OR NOT  YOU  PLAN ON  ATTENDING  THE  ANNUAL  MEETING,  WE URGE  YOU TO
COMPLETE, DATE AND SIGN THE ATTACHED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU PLAN ON ATTENDING THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX ON THE ATTACHED PROXY CARD.

Thank you for your continued interest in and commitment to Farm Family Holdings, Inc. We look forward to seeing you at the meeting.

Sincerely,


/s/ William M. Stamp, Jr.
William M. Stamp, Jr.
Chairman of the Board

The Board of Directors recommends a vote FOR Proposals I and II.

Proposal I:   Election of Directors


FOR all nominees [  ]  WITHHOLD AUTHORITY to vote  [  ]        *Exceptions [  ]
listed below           for all nominees listed below

Nominees for a three-year term: Randolph C. Blackmer, Jr., Fred G. Butler, Sr., Sandra A. George, Stephen J. George, Arthur D. Keown, Jr., W. Bruce Krenning and William M. Stamp, Jr.

*Exceptions
--------------------------------------------------------------------------------
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "Exceptions" box and write that nominee's name in the space provided.)

Proposal II: Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent auditors for the year 1999.

   FOR [  ]   AGAINST [  ]     ABSTAIN  [  ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

                                        I plan to attend   [  ]
                                        the Annual Meeting


                                               Change of Address and [  ]
                                                or Comments Mark Here



                                       Please  sign  exactly  as  your  name(s)
                                       appear(s)  to the  left.  (Joint  owners
                                       should each  sign.)  When  signing as an
                                       attorney,    executor,    administrator,
                                       trustee, guardian or corporate officer, please give your full title as such.

                                       Dated: ____________________________, 1999

                                       -----------------------------------------
                                                           Signature


                                       -----------------------------------------
                                       (Additional signature(s) if held jointly)

                                        Votes MUST be indicated (X) in Black or Blue ink.

Please mark, sign and date on this side of this Proxy Card and return it in the postage-paid envelope provided.

                           FARM FAMILY HOLDINGS, INC.
                                  344 Route 9W
                            Glenmont, New York 12077

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           FARM FAMILY HOLDINGS, INC.

                                   PROXY CARD

     The person(s) signing the front of this Proxy Card hereby appoint(s) William M. Stamp, Jr., John W. Lincoln and Victoria M. Stanton, or any of them, lawful attorneys-in-fact and proxies with full power of substitution in each of them and hereby authorize(s) them to represent and vote, as designated on the reverse side hereof, all shares of Common Stock of Farm Family Holdings, Inc. standing in the name of said person(s) with all powers said person(s) would possess if present at the Annual Meeting of Stockholders of Farm Family Holdings Inc. to be held April 27, 1999, or any adjournment(s) thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     This proxy, properly executed and returned, will be voted as directed on this card by the persons designated as proxies above. If no specific directions are given, this proxy will be voted "FOR" each listed Proposal.

(Continued, and to be dated and signed on reverse side.)

                                                      FARM FAMILY HOLDINGS, INC.
                                                                  P.O. BOX 11098
                                                         NEW YORK, NY 10203-0098